Exhibit 99.1

www.centex.com 2728 North Harwood Dallas, Texas 214-981-5000

News Release
For Immediate Release
For additional information, contact at (214) 981-6706:
Ken Smalling, Director — Communications and Public Affairs
CENTEX NAMES CATHY R. SMITH AS CHIEF FINANCIAL OFFICER
DALLAS — Sept. 21, 2006: Centex Corporation (NYSE: CTX) today named Cathy R. Smith as Executive Vice President and Chief Financial Officer effective October 16.
Ms. Smith, 43, will assume direct responsibility for the company’s finance, treasury, tax, investor relations, and information technology functions and will serve as an integral member of the company’s senior management team. She will report to Centex Chairman and CEO Tim Eller.
“Centex is an industry leader and we have every intention of extending our leadership position as we manage through this cycle and invest in our future. Cathy clearly brings a lot to our company beyond financial expertise as it relates to these intentions,” said Eller. “She brings additional experience and energy to our efforts to attain the next levels of operational efficiency, process improvement and cost reduction, which are among our company priorities now. Cathy’s transaction experience also will serve us well in the future as we grow our home building business in attractive markets.”
Ms. Smith brings 20 years of business and leadership experience to her new assignment. She joins Centex from Kennametal, Inc., a global supplier of tooling, engineered components and advanced materials, where she served as Executive Vice President and Chief Financial Officer since April 2005. Prior to joining Kennametal, Ms. Smith served as Executive Vice President and Chief Financial Officer of Bell Systems, a business segment of Textron, Inc. She also served as Vice President and Chief Financial Officer of the Intelligence and Information Systems Business of Raytheon Company.
She holds an MBA from the University of Southern California and a bachelor’s degree in business economics from the University of California, Santa Barbara.
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About Centex
Dallas-based Centex, founded in 1950, is one of the nation’s leading home building companies. Centex operates in major U.S. markets in 26 states and delivered more than 39,000 homes in the United States in its most recent fiscal year ended March 31, 2006. Its leading brands include Centex Homes, Fox & Jacobs Homes, CityHomes and Centex Destination Properties.
In addition to its home building operations, Centex’s (www.centex.com) related business lines include mortgage and financial services, home services and commercial construction. These businesses provide operational or financial support to home building operations and are leaders in their respective industries. Centex consistently ranks among the most admired companies in its industry, according to FORTUNE magazine.